UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  February 11, 2013


ASI ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware                                 000-27881            522101695
(State or other jurisdiction of        (Commission file     (IRS Employer
incorporation or organization)            number)           Identification No.)

Level 1, 45 Exhibition Street
Melbourne, Victoria, Australia                                          3000
(Address of principal executive officers)                            (Zip Code)

+61 3 9016 3021
Registrants telephone number, including area code


(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities
    Act
   (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
   Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2013, ASI Entertainment, Inc. ("the Company") entered into a heads of agreement with its former subsidiary, ASiQ Limited ("ASiQ") under which the Company will be responsible for managing certain services provided to the business aircraft market in North American on behalf of ASiQ. The Heads of Agreement is for a period of 45 days, during which time a formal agreement will be finalized for a period of 12 months.

Under an Agreement dated May 29, 2008, ASiQ became the licensee of the "Safecell" intellectual property owned by the Company and ASiQ obtained the right to develop, manufacture and market applications developed from the Safecell intellectual property. The Agreement provides that the Company is to receive royalties of 10% of net revenue generated. ASiQ has subsequently developed messaging applications for business aircraft which is being marketed under the brand name BizjetMobile and iJetcell.

The Heads of Agreement provides that the Company will receive an administration fee of 5% of the net revenue, in addition to its royalty entitlements. The Company will also have the option to acquire the permanent rights to the management of the BizjetMobile and iJetcell services in North America.

The directors of the Company retain shareholdings in ASiQ and three of the Company?s directors, Mr Ron Chapman, Mr Graham Chappell and Mr Philip Shiels, are directors of ASiQ.



SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
ASI ENTERTAINMENT, INC.
(Registrant)
By: /s/ PHILIP SHIELS
Philip Shiels
Chief Executive Officer & Chief Financial Officer
Date: February 11, 2013